INSITUFORM EAST, INCORPORATED

          EXHIBIT 11.0 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


Net earnings per share is based on the weighted average number of common shares outstanding including common stock equivalents from dilutive stock options. The weighted average number of shares outstanding for the years ended June 30, 1996, 1995 and 1994 were computed as follows:


                                                     Year Ended June 30,
                                              1996       1995        1994

Issued shares of Common Stock and
     Class B Common Stock                 4,684,759    4,684,759    4,684,759
ADD: Weighted average of net shares
     (using treasury stock method) of
     unexercised dilutive stock options      62,774       20,131        2,886
LESS: Weighted average shares of
      treasury stock                       (327,897)    (327,897)    (327,897)
                                         ----------   ----------   ----------

Weighted average number of common shares
     and common stock equivalents         4,419,636    4,376,993    4,359,748
                                         ==========   ==========   ==========
